Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 22, 2022, in the Registration Statement on Form F-1 and the related prospectus of Freightos Limited, with respect to the combined financial statements of Clearit Customs Services.

February 22, 2023	/s/ Kost Forer Gabbay & Kasierer
Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel	A Member of Ernst & Young Global